Exhibit 2.1
    July 1, 2021

Discovery, Inc.
230 Park Avenue South
New York, New York
Attention: Bruce Campbell
Re:    Regulatory Approvals
Dear Mr. Campbell:
        Reference is made to (i) that certain Agreement and Plan of Merger, dated as of May 17, 2021 (the “Merger Agreement”), by and among AT&T Inc. (“Remainco”), Magallanes, Inc., Discovery, Inc. (“RMT Partner”) and Drake Subsidiary, Inc. and (ii) that certain Spinco Disclosure Letter to Agreement and Plan of Merger, dated as of May 17, 2021 (the “Spinco Disclosure Letter”), delivered by Remainco to RMT Partner. Capitalized terms used but not defined in this letter agreement shall have the meanings given to them in the Merger Agreement.
Remainco and RMT Partner hereby mutually agree as follows:
1.Additional Consents. Remainco and RMT Partner (i) acknowledge that the Parties have discussed in good faith whether the potential Regulatory Approvals marked with an asterisk on Section 9.1(d) of the Spinco Disclosure Letter are required, and have used reasonable best efforts to promptly identify any other Additional Consents pursuant to Section 8.8(g) of the Merger Agreement, (ii) agree to revise Part A (Foreign Direct Investment), Part B (Antitrust/Competition) and Part C (Media) of Section 9.1(d) of the Spinco Disclosure Letter as set forth on Annex A of this letter agreement and (iii) agree that the deadline set forth in Section 8.8(g) of the Merger Agreement for the identification of Additional Consents pursuant to Section 9.1(d)(D)(1) of the Spinco Disclosure Letter shall be extended to July 6, 2021 or such later date as the Parties may mutually agree in writing.
2.Certain Other Matters. The Parties’ understanding with respect to the matters set forth in Section 9.1(d)(D)(2) of the Spinco Disclosure Letter and following the double asterisk (**) in Section 9.1(d)(D) of the Spinco Disclosure Letter is set forth on Annex B hereto.
3.Miscellaneous.
(a)Except as specifically provided in this letter agreement, the Merger Agreement shall remain in full force and effect. This letter agreement is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.

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(b)Sections 11.2 (Modification or Amendment; Waiver), 11.3 (Counterparts), 11.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 11.5 (Specific Performance), 11.13 (Severability) and 11.16 (Interpretation and Construction) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.
[Signature Page Follows]
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Sincerely,

AT&T INC.
By: /s/ Stephen McGaw________________
Name: Stephen McGaw
Title: Senior Vice President, Corporate
Strategy and Development

Acknowledged and agreed:

DISCOVERY, INC.

By: /s/ Bruce Campbell_______________
Name: Bruce Campbell
Title: Chief Development, Distribution
& Legal Officer
[Signature Page to Regulatory Approvals Side Letter]

Annex A
Spinco Disclosure Letter
Section 9.1(d) Regulatory Approvals

A. FOREIGN DIRECT INVESTMENT
1. Austria
2. Australia
3. Canada (does not require clearance before closing)
4. Italy
5. New Zealand
6. Slovenia
7. South Africa (does not require a separate FDI filing but may be open for regulatory review in context of antitrust filings)
8. United Kingdom (does not require a separate FDI filing but may be open for regulatory review in context of antitrust filings)
9. Denmark
10. Germany
11. India
12. Spain
13. Romania
14. Any jurisdictions in which a new Law is enacted (or an existing Law is expanded) that creates suspensory requirement for a foreign direct investment filing in respect of the Transactions following the date of the Agreement or where a Governmental Entity calls in the Transactions for review that gives rise to an obligation to suspend consummation of the Transactions pending such review.

B. ANTITRUST/COMPETITION
1. Argentina (does not require clearance before closing under current law)
2. Brazil
3. Canada
4. Chile
5. Colombia
6. Costa Rica
7. European Union
8. Japan
9. Mexico
10. Russia
11. Saudi Arabia
12. South Africa
13. Turkey
14. Ukraine
15. United Kingdom
16. Australia
17. Montenegro
18. New Zealand
19. North Macedonia
20. Serbia
21. Any jurisdictions in which a new Law is enacted (or an existing Law is expanded) that creates suspensory requirement for a merger control review in respect of the Transactions following the

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date of the Agreement or where a Governmental Entity calls in the Transactions for review that gives rise to an obligation to suspend consummation of the Transactions pending such review.

C. MEDIA
1. Austria

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Annex B

FCC Approval. The Parties have cooperated and conferred with each other reasonably and in good faith in accordance with Section 9.1(d)(D) of the Spinco Disclosure Letter to reach agreement with respect to the disposition of FCC Licenses and whether any Regulatory Approvals of the FCC are required in connection with the consummation of the Merger and the issuance of shares of RMT Partner Common Stock pursuant to the Merger and have agreed as follows:
(a)Remainco shall use reasonable best efforts to (i) dispose of any FCC Licenses held or that would otherwise be held by a Spinco Entity prior to the Closing, other than receive-only earth station registrations for which prior FCC approval is not required to transfer control pursuant to 47 C.F.R. 25.119(j), (ii) take as promptly as reasonably practicable any necessary or advisable actions to effect such disposals and (iii) negotiate and enter into Contracts prior to such disposals with third party vendors as may be necessary for the outsourcing of any services that are currently performed by a Spinco Entity pursuant to the FCC Licenses to be disposed.
(b)RMT Partner shall use reasonable best efforts to (i) dispose of any FCC Licenses held by RMT Partner or any of its Subsidiaries prior to the Closing, other than receive-only earth station registrations for which prior FCC approval is not required to transfer control pursuant to 47 C.F.R. 25.119(j), (ii) take as promptly as reasonably practicable any necessary or advisable actions to effect such disposals and (iii) negotiate and enter into Contracts prior to such disposals with third party vendors as may be necessary for the outsourcing of any services that are currently performed by RMT Partner or any of its Subsidiaries pursuant to the FCC Licenses to be disposed.
(c)Remainco and RMT Partner acknowledge and agree that the Parties will not be required to obtain any Regulatory Approvals of the FCC pursuant to Section 9.1(d) of the Merger Agreement in connection with the consummation of the Merger and the issuance of shares of RMT Partner Common Stock pursuant to the Merger; provided, however, that in the event either Remainco or RMT Partner anticipates, notwithstanding that it has complied with its obligations under Section 1(b) or 1(c), as applicable, that it will not be able to dispose of all of the applicable FCC Licenses prior to the Closing, Remainco or RMT Partner (as applicable) shall promptly notify the other Party, and the Parties shall discuss in good faith their strategy with respect to such FCC Licenses and any Regulatory Approvals of the FCC; provided, further, that, subject to Section 8.8(e) of the Merger Agreement applied mutatis mutandis, (i) the Parties’ General Counsels will cooperate and consult with one another and seek to resolve any disagreement arising between the Parties
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reasonably and in good faith with respect to their strategy with respect to such FCC Licenses and any Regulatory Approvals of the FCC, and (ii) in the event that the Parties’ General Counsels cannot resolve any such disagreement, the reasonable determination of the General Counsel of Remainco shall prevail.

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